Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for First Quarter 2018 and Series A Preferred Stock Dividend

NEW YORK, December 26, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that it intends to continue paying monthly dividends on its shares of common stock (the “Common Stock”) at an annualized rate of $2.13 per share or $0.5325 per share on a quarterly basis. Dividends on the Common Stock will continue to be paid on a monthly basis to Common Stock holders of record at the close of business on the 8th day of each month, payable on the 15th day of such month (or, if not a business day, the next succeeding business day).

Accordingly, GNL declared a dividend of $0.1775 per share payable on each of January 16, 2018, February 15, 2018 and March 15, 2018 to Common Stock holders of record at the close of business on January 8, 2018, February 8, 2018 and March 8, 2018, respectively.

GNL also announced today that it intends to continue to pay quarterly dividends on its 7.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.8125 per share or $0.453125 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable quarterly in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day).

Accordingly, GNL declared a dividend of $0.453125 per share of Series A Preferred Stock payable on January 16, 2018 to Series A Preferred Stock holders of record at the close of business on January 5, 2018.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (917) 475-2153